Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact	Media Contact
Angie McCabe	Margita Thompson
818.676.8692	818.676.7912
angie.mccabe@healthnet.com	margita.thompson@healthnet.com

HEALTH NET REPORTS ADJUSTED1 FOURTH QUARTER 2009

NET INCOME OF $72.4 MILLION, OR $0.69 PER DILUTED SHARE

ADJUSTED1 NET INCOME FOR THE FULL YEAR 2009 WAS $235.1 MILLION,

OR $2.25 PER DILUTED SHARE

LOS ANGELES, February 3, 2010 – Health Net, Inc. (NYSE: HNT) today announced a fourth quarter 2009 net loss of $45.2 million, or $0.43 per share compared with fourth quarter 2008 net income of $35.5 million, or $0.34 per diluted share. Adjusted1 net income in the fourth quarter of 2009 was $72.4 million, or $0.69 per diluted share, compared with fourth quarter 2008 adjusted1 net income of $63.1 million, or $0.61 per diluted share.

The fourth quarter 2009 results include the effect of two pretax charges:

1.	$137.3 million in charges related to the Northeast businesses – $105.9 million for the loss on the sale of the Northeast businesses and $4.3 million in impairments on assets held for sale, both of which are noncash charges, as well as $27.0 million in cash charges, primarily for legal and regulatory costs, and fees and severance related to the Northeast sale; and

2.	$15.3 million in cash charges related to the company’s operations strategy and other expenses.

For the full year 2009, Health Net reported a net loss of $49.0 million, or $0.47 per share compared with full year 2008 net income of $95.0 million, or $0.88 per diluted share. Adjusted1 net income for the full year 2009 was $235.1 million, or $2.25 per diluted share compared with adjusted1 net income for the full year 2008 of $199.1 million, or $1.85 per diluted share.

[1]	Adjusted numbers are non-GAAP financial measures. Detailed explanations of the non-GAAP financial measures referred to in the press release and reconciliations to the comparable GAAP measures are included in the attached financial tables.

Fourth Quarter and Full-Year 2009 Key Highlights:

1.	The company completed the sale of its Northeast businesses on December 11, 2009, and received $350 million in cash at closing;

2.	The company’s pretax margin on an adjusted[1] basis improved 70 basis points to 3.3 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008, and 30 basis points year-over-year;

3.	Cost-effective, narrow network commercial products in California grew 14 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008; and

4.	The company resumed its share repurchase program in December 2009, and has repurchased more than 2.7 million shares at an average price of $24.74, for a total cost of $67.3 million through January 29, 2010.

“We are pleased with our fourth quarter and full-year 2009 results,” said Jay Gellert, president and chief executive officer of Health Net, Inc. “We completed our strategic review and closed the sale of the Northeast businesses. Also, as expected, our Medicare Advantage and Part D businesses returned to a solid level of performance after a difficult 2008.”

“We believe we are well-positioned to attract customers seeking value in these challenging economic times with our low-cost, narrow network products. We continue to believe that we can achieve our 2010 full-year earnings guidance,” continued Gellert.

“We are very pleased with our operating performance in 2009, especially in light of a challenging environment,” said James Woys, Health Net’s chief operating officer. “For example, commercial health care costs in the fourth quarter were adversely affected by higher utilization related to both the H1N1 flu and COBRA. Excluding these two effects, the commercial medical care ratio in the Western health plans improved both quarter-over-quarter and year-over-year.”

“Our balance sheet is solid, and the cash we received at the close of the Northeast sale gave us ample resources to resume our share repurchase program in December,” said Joseph Capezza, Health Net’s chief financial officer.

CONSOLIDATED RESULTS

Due to the sale of Health Net’s Northeast businesses on December 11, 2009, the company’s consolidated results exclude the results of Northeast businesses after that date through December 31, 2009.

Membership:

Total health plan enrollment in the company’s Western health plans was 3.0 million at December 31, 2009 compared with 3.1 million at December 31, 2008 and 3.0 million at September 30, 2009. The year-over-year decrease in membership is primarily due to higher unemployment as a result of economic pressures.

Total commercial risk enrollment at December 31, 2009 declined by 34,000 members, or 2.3 percent, from September 30, 2009. The Western region health plans produced commercial risk new sales of 35,000 members in the fourth quarter, with more than 9,400 of these new members in California’s low-cost, narrow network products.

Enrollment in the company’s Medicare Advantage plans at December 31, 2009 increased 2.3 percent to 227,000 members from December 31, 2008. Membership in the company’s Medicare Part D plans decreased by 5.5 percent to 460,000 members at December 31, 2009 compared with December 31, 2008.

Medi-Cal enrollment on December 31, 2009 was 857,000 members, an increase of 92,000 members, or 12.0 percent, from December 31, 2008. Sequentially, Medi-Cal membership increased 1.9 percent, or 16,000 members, from September 30, 2009. Both the year-over-year and the sequential increases were the result of the economic downturn that caused the Medicaid-eligible population to increase.

Revenues:

Health Net’s total revenues in the fourth quarter of 2009 were $3.8 billion. Total revenues in the fourth quarter of 2008 were $3.9 billion. Health plan services revenues were $3.0 billion in the fourth quarter of 2009 and $3.1 billion in the fourth quarter of 2008.

Government contracts revenues were $754.8 million in the fourth quarter of 2009 compared with $751.6 million in the fourth quarter of 2008.

Medical Care Ratios (MCR):

The health plan services MCR in the fourth quarter of 2009 increased 50 basis points to 85.8 percent from 85.3 percent in the fourth quarter of 2008.

The full-year 2009 health plan services MCR was 86.3 percent compared to 86.9 percent for the full year 2008.

The commercial MCR was 86.2 percent in the fourth quarter of 2009 compared with 84.1 percent in the fourth quarter of 2008. The majority of the MCR deterioration was due to higher than expected health care costs in the company’s Northeast businesses.

The commercial MCR in the company’s Western health plans was 86.4 percent in the fourth quarter of 2009 compared with 85.6 percent in the fourth quarter of 2008. For the full year of 2009, the Western health plan commercial MCR was 86.8 percent, while in 2008 it was 86.7 percent. The H1N1 flu and COBRA-related utilization impacted the Western health plan commercial MCR by 95 basis points in the fourth quarter of 2009 and by 55 basis points for the full year 2009.

Health Net’s Medicare Advantage and Part D plans continued to perform consistent with the company’s expectations in the fourth quarter of 2009 and for the full year of 2009.

The Government contracts ratio in the fourth quarter of 2009 was 93.2 percent compared with 95.6 percent in the fourth quarter of 2008 and 94.4 percent in the third quarter of 2009. The Government contracts ratio for the full year of 2009 was 94.6 percent compared with 95.3 percent for the full year of 2008. The improvement in the Government contracts ratio was due to an increase in volume in the company’s Military and Family Life Consultant (MFLC) contract and moderating health care cost trends.

Commercial Premium Yield and Health Care Cost Trends:

Commercial premium yields per member per month (PMPM) increased by 6.1 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008. Total commercial health care costs PMPM increased 8.6 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008.

For the full year 2009, commercial premium yields PMPM increased 7.6 percent. Including the impact of $4.8 million in favorable litigation reserve true-ups recorded in the second and third quarters of 2009, health care costs PMPM increased 7.8 percent. Excluding the impact of the favorable litigation reserve true-up, commercial health care costs PMPM increased by 8.4 percent.

The commercial premium yield PMPM for the Western health plans increased 8.5 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008. Commercial health care costs PMPM for the Western health plans increased 9.5 percent in the fourth quarter of 2009 compared with the fourth quarter of 2008. For the full year 2009, commercial premium yields PMPM in the Western health plans increased 9.2 percent while commercial health care costs PMPM increased 9.4 percent in the Western health plans and included the negative impact of H1N1 and COBRA-related utilization.

General & Administrative (G&A) Expenses:

G&A expense was $359.0 million in the fourth quarter of 2009 compared with $347.1 million in the fourth quarter of 2008 and $319.5 million in the third quarter of 2009. On an adjusted1 basis, G&A expense was $299.7 million in the fourth quarter of 2009 compared with $293.6 million in the fourth quarter of 2008 and $300.0 million in the third quarter of 2009.

Operating Cash Flow:

Operating cash flow was $153.2 million in the fourth quarter of 2009. For the full year 2009, operating cash flow was $247.5 million. The full year amount was less than the company expected due to the following items:

1.	The delay of a $45 million payment from the California Department of Health Services for Medi-Cal. The payment was received in January 2010;

2.	A $16 million net increase in the Government contracts receivable due to payment timing issues; and

3.	$10 million in legal costs and settlements not included in the company’s cash flow guidance.

Balance Sheet Items:

Due to the sale of the Northeast businesses, the 2009 balance sheet amounts exclude the Northeast. Cash and investments at December 31, 2009 were approximately $2.1 billion compared with $1.8 billion at September 30, 2009 and $2.2 billion at December 31, 2008. Reserves for claims and other settlements as of December 31, 2009 were $951.7 million compared with $951.8 million at September 30, 2009 and $1.3 billion at December 31, 2008.

The company’s debt-to-total capital ratio was 26.2 percent on December 31, 2009 compared with 25.8 percent on September 30, 2009 and 27.9 percent on December 31, 2008.

Days Claims Payable (DCP):

DCP for the fourth quarter of 2009 was 38.6 days compared with 41.0 days in the third quarter of 2009. On a reported basis, days claims payable was calculated using year-end reserves that exclude the Northeast businesses compared to health plan expenses that include expenses related to the Northeast businesses through December 11, 2009. Excluding the fourth quarter Northeast health plan expenses, DCP would have been higher by 1.0 day sequentially.

On an adjusted2 basis, DCP in the fourth quarter of 2009 was 55.7 days compared with 55.4 days in the third quarter of 2009. Adjusted 2 DCP was calculated by excluding the Northeast fourth quarter 2009 health plan expenses, provider and other claims settlements and charges, capitation payments and Medicare and Part D expenses from health plan expenses.

[2]	See footnote (a) in the Notes to Consolidated Financial Statements in the financial schedules attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

2010 Guidance:

Metric	2010 Guidance
Year-end membership	Health Plan enrollment vs. 2009: flat

Consolidated revenues	$13.0 billion to $13.5 billion

Investment income	~ $62 million to $68 million

Tax rate(a)	~ 39%

Weighted-average diluted shares outstanding	103 million to 104 million (previously 104 million to 105 million)

GAAP EPS Non-GAAP EPS(a)	$1.92 to $2.02 (previously $1.90 to $2.00) $2.32 to $2.42 (previously $2.30 to $2.40)

(a)

Excludes approximately $69 million in pretax charges, of which approximately $53 million are related to the wind-down of the company’s Northeast businesses and approximately $16 million are related to the company’s operations strategy. Health Net currently expects these charges to impact general & administrative expenses.

Conference Call:

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2009 results during a conference call on Wednesday, February 3, 2010, beginning at approximately 11:00 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

866.393.1637 (Domestic)	800.642.1687 (Replay – Domestic)
706.643.5711 (International)	706.645.9291 (Replay – International)

An access code is required for both the live conference call and the replay. The access code is 46847009. A replay of the conference call will be available through 12:00 a.m. Eastern time on February 8, 2010. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net:

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.1 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.5 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements:

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, costs, fees and expenses related to the post-closing administrative services to be provided under the administrative services agreements entered into in connection with the sale of our Northeast business; potential termination of the administrative services agreements by the service recipients should we breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; potential termination of our TRICARE North operations; rising health care costs; a continued decline in the economy; negative prior period claims reserve developments; investment portfolio impairment charges; volatility in the financial markets; trends in medical care ratios; unexpected utilization patterns or unexpectedly severe or widespread illnesses; membership declines; rate cuts affecting our Medicare or Medicaid businesses; litigation costs; regulatory issues; operational issues; health care reform; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q, and the risks discussed in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Form 10-K for the year ended December 31, 2009.

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[Eight pages of tables follow]

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				September 30, 2009		December 31, 2008
	Dec 31, 2009	Sept 30, 2009	Dec 31, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
California
Large Group	870	888	938	(18)	(2.0)%	(68)	(7.2)%
Small Group and Individual	357	365	414	(8)	(2.2)%	(57)	(13.8)%

Commercial Risk	1,227	1,253	1,352	(26)	(2.1)%	(125)	(9.2)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,232	1,258	1,357	(26)	(2.1)%	(125)	(9.2)%
Medicare Advantage	137	136	133	1	0.7%	4	3.0%
Medi-Cal	857	841	765	16	1.9%	92	12.0%

Total California	2,226	2,235	2,255	(9)	(0.4)%	(29)	(1.3)%

Arizona
Large Group	59	59	77	0	0.0%	(18)	(23.4)%
Small Group and Individual	37	38	46	(1)	(2.6)%	(9)	(19.6)%

Commercial Risk	96	97	123	(1)	(1.0)%	(27)	(22.0)%
Medicare Advantage	65	65	67	0	0.0%	(2)	(3.0)%

Total Arizona	161	162	190	(1)	(0.6)%	(29)	(15.3)%

Oregon
Large Group	72	78	93	(6)	(7.7)%	(21)	(22.6)%
Small Group and Individual	46	47	40	(1)	(2.1)%	6	15.0%

Commercial Risk	118	125	133	(7)	(5.6)%	(15)	(11.3)%
Medicare Advantage	25	24	22	1	4.2%	3	13.6%

Total Oregon	143	149	155	(6)	(4.0)%	(12)	(7.7)%

Total Health Plan Enrollment
Large Group	1,001	1,025	1,108	(24)	(2.3)%	(107)	(9.7)%
Small Group and Individual	440	450	500	(10)	(2.2)%	(60)	(12.0)%

Commercial Risk	1,441	1,475	1,608	(34)	(2.3)%	(167)	(10.4)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,446	1,480	1,613	(34)	(2.3)%	(167)	(10.4)%
Medicare Advantage	227	225	222	2	0.9%	5	2.3%
Medicare PDP (stand-alone)	460	453	487	7	1.5%	(27)	(5.5)%
Medi-Cal/Medicaid	857	841	765	16	1.9%	92	12.0%

	2,990	2,999	3,087	(9)	(0.3)%	(97)	(3.1)%
All Other States	28	599	633	(571)	(95.3)%	(605)	(95.6)%

	3,018	3,598	3,720	(580)	(16.1)%	(702)	(18.9)%

TRICARE - North Contract Eligibles	3,067	3,040	3,004	27	0.9%	63	2.1%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				September 30, 2009		December 31, 2008
	Dec 31, 2009	Sept 30, 2009	Dec 31, 2008	Increase/ (Decrease)	% Change	Increase/ (Decrease)	% Change
Large Group
California	870	888	938	(18)	(2.0)%	(68)	(7.2)%
Arizona	59	59	77	0	0.0%	(18)	(23.4)%
Oregon	72	78	93	(6)	(7.7)%	(21)	(22.6)%

	1,001	1,025	1,108	(24)	(2.3)%	(107)	(9.7)%

Small Group and Individual
California	357	365	414	(8)	(2.2)%	(57)	(13.8)%
Arizona	37	38	46	(1)	(2.6)%	(9)	(19.6)%
Oregon	46	47	40	(1)	(2.1)%	6	15.0%

	440	450	500	(10)	(2.2)%	(60)	(12.0)%

Commercial Risk
California	1,227	1,253	1,352	(26)	(2.1)%	(125)	(9.2)%
Arizona	96	97	123	(1)	(1.0)%	(27)	(22.0)%
Oregon	118	125	133	(7)	(5.6)%	(15)	(11.3)%

	1,441	1,475	1,608	(34)	(2.3)%	(167)	(10.4)%

ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial
California	1,232	1,258	1,357	(26)	(2.1)%	(125)	(9.2)%
Arizona	96	97	123	(1)	(1.0)%	(27)	(22.0)%
Oregon	118	125	133	(7)	(5.6)%	(15)	(11.3)%

	1,446	1,480	1,613	(34)	(2.3)%	(167)	(10.4)%

Medicare Advantage
California	137	136	133	1	0.7%	4	3.0%
Arizona	65	65	67	0	0.0%	(2)	(3.0)%
Oregon	25	24	22	1	4.2%	3	13.6%

	227	225	222	2	0.9%	5	2.3%

Medi-Cal/Medicaid
California	857	841	765	16	1.9%	92	12.0%

Total Health Plan Enrollment
Large Group	1,001	1,025	1,108	(24)	(2.3)%	(107)	(9.7)%
Small Group and Individual	440	450	500	(10)	(2.2)%	(60)	(12.0)%

Commercial Risk	1,441	1,475	1,608	(34)	(2.3)%	(167)	(10.4)%
ASO	5	5	5	0	0.0%	0	0.0%

Total Commercial	1,446	1,480	1,613	(34)	(2.3)%	(167)	(10.4)%
Medicare Advantage	227	225	222	2	0.9%	5	2.3%
Medicare PDP (stand-alone)	460	453	487	7	1.5%	(27)	(5.5)%
Medi-Cal/Medicaid	857	841	765	16	1.9%	92	12.0%

	2,990	2,999	3,087	(9)	(0.3)%	(97)	(3.1)%
All Other States	28	599	633	(571)	(95.3)%	(605)	(95.6)%

	3,018	3,598	3,720	(580)	(16.1)%	(702)	(18.9)%

TRICARE - North Contract Eligibles	3,067	3,040	3,004	27	0.9%	63	2.1%

Health Net, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended December 31, 2008	Year Ended December 31, 2008	Quarter Ended September 30, 2009	Quarter Ended December 31, 2009	Year Ended December 31, 2009
REVENUES:
Health plan services premiums	$3,082,133	12,392,006	$3,166,877	$2,981,678	$12,440,589
Government contracts	751,604	2,835,261	758,507	754,766	3,104,700
Net investment income	24,536	91,042	27,691	33,486	105,930
Administrative services fees and other income	11,209	48,280	15,578	28,165	62,022

	3,869,482	15,366,589	3,968,653	3,798,095	15,713,241

EXPENSES:
Health plan services	2,629,398	10,762,657	2,734,984	2,557,149	10,731,951
Government contracts	718,893	2,702,573	716,323	703,721	2,936,090
General and administrative	347,128	1,291,059	319,451	359,039	1,365,586
Selling	92,314	360,381	83,275	84,068	330,112
Depreciation and amortization	17,271	59,878	12,689	8,605	53,044
Interest	10,523	42,909	10,264	9,538	40,887
Asset impairments	—	—	170,570	4,309	174,879
Loss on sale of businesses	—	—	—	105,931	105,931

	3,815,527	15,219,457	4,047,556	3,832,360	15,738,480

Income (loss) from operations before income taxes	53,955	147,132	(78,903)	(34,265)	(25,239)
Income tax provision (benefit)	18,420	52,129	(12,881)	10,892	23,765

Net income (loss)	$35,535	$95,003	$(66,022)	$(45,157)	$(49,004)

Basic earnings (loss) per share	$0.34	$0.89	$(0.64)	$(0.43)	$(0.47)

Diluted earnings (loss) per share	$0.34	$0.88	$(0.64)	$(0.43)	$(0.47)

Weighted average shares outstanding:
Basic	103,694	106,532	103,873	103,902	103,849
Diluted	104,063	107,610	103,873	103,902	103,849

Pretax margin	1.4%	1.0%	-2.0%	-0.9%	-0.2%
Health plan services MCR	85.3%	86.9%	86.4%	85.8%	86.3%
Government contracts cost ratio	95.6%	95.3%	94.4%	93.2%	94.6%
G&A expense ratio	11.2%	10.4%	10.0%	11.9%	10.9%
Selling costs ratio	3.0%	2.9%	2.6%	2.8%	2.7%
Days claims payable (a)	47.0	44.9	41.0	38.6	38.9
Days claims payable - adjusted (a)	59.9	56.5	55.4	55.7	57.7
Effective tax rate	34.1%	35.4%	16.3%	-31.8%	-94.2%
Health plan services premiums PMPM	$279.47	$277.79	$296.16	$289.15	$294.12
Health plan services costs PMPM	$238.42	$241.27	$255.77	$247.90	$253.71

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

This table presents the company’s consolidated operations for the periods presented below and the charges recorded in the consolidated statement of operations for such periods. Information for the quarter and year-ended December 31, 2009 also includes the financial impact from the December 11, 2009 sale of our Northeast health plans. Management believes that the presentation of certain financial information in the attached press release, excluding the charges that were recorded and excluding the impact from the divestiture of our Northeast health plans, all of which is non-GAAP financial information, is important to investors as it excludes special items that are not indicative of our core operating results. Non-GAAP financial information presented below should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	Quarter Ended December 31, 2008			Year Ended December 31, 2008			Quarter Ended September 30, 2009
	As Reported	Impact of Charge[1]	Excluding Impact of Charge[1] (Non- GAAP)	As Reported	Impact of Charges[2]	Excluding Impact of Charges[2] (Non- GAAP)	As Reported	Impact of Charge[3]	Excluding Impact of Charge[3] (Non- GAAP)
REVENUES:
Health plan services premiums	$3,082,133		$3,082,133	$12,392,006		$12,392,006	$3,166,877		$3,166,877
Government contracts	751,604		751,604	2,835,261		2,835,261	758,507		758,507
Net investment income	24,536		24,536	91,042	(14,642)	105,684	27,691		27,691
Administrative services fees and other income	11,209		11,209	48,280	(3,400)	51,680	15,578		15,578

	3,869,482	—	3,869,482	15,366,589	(18,042)	15,384,631	3,968,653	—	3,968,653

EXPENSES:
Health plan services	2,629,398	(5,700)	2,635,098	10,762,657	37,496	10,725,161	2,734,984	(571)	2,735,555
Government contracts	718,893		718,893	2,702,573		2,702,573	716,323		716,323
General and administrative	347,128	53,535	293,593	1,291,059	119,540	1,171,519	319,451	19,495	299,956
Selling	92,314		92,314	360,381		360,381	83,275		83,275
Depreciation and amortization	17,271		17,271	59,878		59,878	12,689		12,689
Interest	10,523		10,523	42,909		42,909	10,264		10,264
Asset impairments	—		—	—		—	170,570	170,570	—
Loss on sale of businesses	—		—	—		—	—		—

	3,815,527	47,835	3,767,692	15,219,457	157,036	15,062,421	4,047,556	189,494	3,858,062

Income (loss) from operations before income taxes	53,955	(47,835)	101,790	147,132	(175,078)	322,210	(78,903)	(189,494)	110,591
Income tax provision (benefit)	18,420	(20,227)	38,647	52,129	(70,951)	123,080	(12,881)	(53,890)	41,009

Net income (loss)	$35,535	$(27,608)	$63,143	$95,003	$(104,127)	$199,130	$(66,022)	$(135,604)	$69,582

Basic earnings (loss) per share	$0.34		$0.61	$0.89		$1.87	$(0.64)		$0.67
Diluted earnings (loss) per share	$0.34		$0.61	$0.88		$1.85	$(0.64)		$0.67

Weighted average shares outstanding:
Basic	103,694		103,694	106,532		106,532	103,873		103,873
Diluted	104,063		104,063	107,610		107,610	103,873		104,432

Pretax margin	1.4%		2.6%	1.0%		2.1%	-2.0%		2.8%
Health plan services MCR	85.3%		85.5%	86.9%		86.5%	86.4%		86.4%
Government contracts cost ratio	95.6%		95.6%	95.3%		95.3%	94.4%		94.4%
G&A expense ratio	11.2%		9.5%	10.4%		9.4%	10.0%		9.4%
Selling costs ratio	3.0%		3.0%	2.9%		2.9%	2.6%		2.6%
Effective tax rate	34.1%		38.0%	35.4%		38.2%	16.3%		37.1%

1	Includes a $5.7 million pretax benefit for a litigation reserve true-up included in health plan services expenses and a $53.5 million pretax charge primarily for severance and other expenses related to the company’s operations strategy and included in G&A.
2	Includes a $175.1 million pretax charge in total of which:

(a) $119.6 million was primarily related to severance and other expenses associated with the company’s operations strategy and included in G&A expenses

(b) $37.5 million was included in health plan services expenses for estimated litigation liability and regulatory actions for the company’s rescission practices in Arizona and California and for the execution of the settlement agreement for the McCoy, et al., lawsuits

(c) $14.6 million investment impairment charge taken in the third quarter of 2008 and included in net investment income

(d) $3.4 million pretax charge related to the estimated loss on the sale of the assets of a subsidiary taken in the first quarter of 2008 and included in other income

3	Includes a $0.6 million pretax benefit for a litigation reserve true-up included in health care costs, a $19.5 million pretax charge primarily for IT systems and other expenses related to the company’s operations strategy and included in G&A expenses and a $170.6 million pretax asset impairment charge for goodwill, intangible and IT-related assets related to the sale of our Northeast health plans.

Health Net, Inc.

Reconciliation of Non-GAAP Financial Measures

Operating Results Excluding Charges

(Amounts in thousands, except per share, PMPM and ratio data)

	Quarter Ended December 31, 2009				Year Ended December 31, 2009
	As Reported	Impact of Charges[4]	Divested Operations[5]	Excluding Impact of Charges and Divestiture[4,5] (Non- GAAP)	As Reported	Impact of Charge[6]	Divested Operations[5]	Excluding Impact of Charge and Divestiture[5,6] (Non- GAAP)
REVENUES:
Health plan services premiums	$2,981,678		$5,483	$2,976,195	$12,440,589		$5,483	$12,435,106
Government contracts	754,766			754,766	3,104,700			3,104,700
Net investment income	33,486		1,126	32,360	105,930		1,126	104,804
Administrative services fees and other income	28,165		15,113	13,052	62,022		15,113	46,909

	3,798,095	—	21,722	3,776,373	15,713,241	—	21,722	15,691,519

EXPENSES:
Health plan services	2,557,149		5,508	2,551,641	10,731,951	(4,805)	5,508	10,731,248
Government contracts	703,721	3,632		700,089	2,936,090	3,632		2,932,458
General and administrative	359,039	38,723	20,588	299,728	1,365,586	124,799	20,588	1,220,199
Selling	84,068		249	83,819	330,112		249	329,863
Depreciation and amortization	8,605		589	8,016	53,044		589	52,455
Interest	9,538			9,538	40,887			40,887
Asset impairments	4,309	4,309		—	174,879	174,879		—
Loss on sale of businesses	105,931	105,931		—	105,931	105,931		—

	3,832,360	152,595	26,934	3,652,831	15,738,480	404,436	26,934	15,307,110

Income (loss) from operations before income taxes	(34,265)	(152,595)	(5,212)	123,542	(25,239)	(404,436)	(5,212)	384,409
Income tax provision (benefit)	10,892	(38,149)	(2,059)	51,100	23,765	(123,533)	(2,059)	149,357

Net income (loss)	$(45,157)	$(114,446)	$(3,153)	$72,442	$(49,004)	$(280,903)	$(3,153)	$235,052

Basic earnings (loss) per share	$(0.43)			$0.70	$(0.47)			$2.26
Diluted earnings (loss) per share	$(0.43)			$0.69	$(0.47)			$2.25

Weighted average shares outstanding:
Basic	103,902			103,902	103,849			103,849
Diluted	103,902			104,626	103,849			104,412

Pretax margin	-0.9%			3.3%	-0.2%			2.4%
Health plan services MCR	85.8%			85.7%	86.3%			86.3%
Government contracts cost ratio	93.2%			92.8%	94.6%			94.5%
G&A expense ratio	11.9%			10.0%	10.9%			9.8%
Selling costs ratio	2.8%			2.8%	2.7%			2.7%
Effective tax rate	-31.8%			41.4%	-94.2%			38.9%

4	Includes a $3.6 million charge for TRICARE contract procurement costs included in government contracts expenses and a $38.7 million operations strategy charge and Northeast divestiture related expenses, each of which are included in G&A expenses, and an asset impairment and loss on the sale of Northeast health plans recorded in 2009.
5	Represents revenues and expenses related to the run-off of the Northeast health plans divested on December 11, 2009.
6	Includes a $4.8 million pretax benefit for a litigation reserve true-up included in health care costs, $3.6 million charge for TRICARE contract procurement costs included in government contracts expenses, and $124.8 million of operations strategy and Northeast sale related expenses included in G&A expenses, and an asset impairment and loss on the sale of Northeast health plans recorded in 2009.

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2008	September 30, 2009	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$668,201	$463,311	$682,803
Investments - available for sale	1,504,658	1,309,864	1,376,142
Premiums receivable, net	307,529	307,488	288,719
Amounts receivable under government contracts	241,269	224,495	270,810
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	302,022	323,207	281,140
Other receivables	254,026	183,258	111,608
Deferred taxes	87,712	101,043	46,527
Assets held for sale	—	848,601	—
Other assets	179,649	195,799	187,086

Total current assets	3,545,066	3,957,066	3,244,835
Property and equipment, net	202,356	136,819	131,480
Goodwill, net	751,949	611,886	611,886
Other intangible assets, net	91,289	29,478	28,108
Deferred taxes	81,771	44,119	89,479
Investments - available for sale-noncurrent	—	11,435	20,870
Other noncurrent assets	143,919	103,093	155,993

Total Assets	$4,816,350	$4,893,896	$4,282,651

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,338,149	$951,778	$951,655
Health care and other costs payable under government contracts	69,876	61,037	90,815
IBNR health care costs payable under TRICARE North contract	302,022	323,207	281,140
Unearned premiums	180,548	124,828	135,772
Borrowings under amortizing financing facility	27,335	119,915	104,007
Liabilities held for sale	—	355,530	—
Accounts payable and other liabilities	294,840	529,740	366,125

Total current liabilities	2,212,770	2,466,035	1,929,514
Senior notes payable	398,276	398,429	398,480
Borrowings under amortizing financing facility	103,992	—	—
Borrowings under revolving credit facility	150,000	100,000	100,000
Other noncurrent liabilities	199,186	154,087	158,874

Total Liabilities	3,064,224	3,118,551	2,586,868

Stockholders’ Equity
Common stock	144	144	154
Additional paid-in capital	1,182,067	1,184,761	1,190,203
Treasury common stock, at cost	(1,367,319)	(1,368,854)	(1,389,722)
Retained earnings	1,944,100	1,940,253	1,895,096
Accumulated other comprehensive (loss) income	(6,866)	19,041	52

Total Stockholders’ Equity	1,752,126	1,775,345	1,695,783

Total Liabilities and Stockholders’ Equity	$4,816,350	$4,893,896	$4,282,651

Debt-to-Total Capital Ratio	27.9%	25.8%	26.2%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Fourth Quarter Ended December 31, 2008	Third Quarter Ended September 30, 2009	Fourth Quarter Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$35,535	$(66,022)	$(45,157)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	17,271	12,689	8,605
Share-based compensation	1,294	(5,025)	4,914
Deferred income taxes	(11,942)	(45,976)	52,629
Excess tax benefits from share-based compensation	—	—	(23)
Loss on sale of business	—	—	105,931
Asset and investment impairment charges	27,895	170,570	4,309
Other changes	(671)	(5,362)	(11,688)
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(29,008)	48,341	27,352
Other current assets, receivables and noncurrent assets	(110,750)	(30,470)	90,372
Amounts receivable/payable under government contracts	7,166	39,123	(16,537)
Reserves for claims and other settlements	(10,532)	(48,570)	(19,533)
Accounts payable and other liabilities	20,164	85,055	(48,002)

Net cash (used in) provided by operating activities	(53,578)	154,353	153,172

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	514,047	465,732	680,676
Maturities of investments	62,117	37,355	48,194
Purchases of investments	(218,258)	(520,733)	(689,740)
Proceeds from sale of property and equipment	—	12	—
Purchases of property and equipment	(12,911)	(8,018)	(7,461)
Net cash impact from sale of businesses	—	—	(173,422)
Sales and purchases of restricted investments and other	4,220	6,558	(924)

Net cash provided by (used in) investing activities	349,215	(19,094)	(142,677)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	—	485	869
Repurchases of common stock	(17)	(29)	(12,615)
Excess tax benefits from share-based compensation	—	—	23
Borrowings under financing arrangements	175,000	—	55,000
Repayment of borrowings under financing arrangements	(142,540)	—	(72,540)

Net cash provided by (used in) financing activities	32,443	456	(29,263)

Net increase (decrease) in cash and cash equivalents	328,080	135,715	(18,768)
Net change in cash and cash equivalents classified as assets held for sale	—	(238,260)	238,260

Cash and cash equivalents, beginning of period	340,121	565,856	463,311

Cash and cash equivalents, end of period	$668,201	$463,311	$682,803

Health Net, Inc.

Notes to Consolidated Financial Statements

Notes:

(a)	Management believes that days claims payable (adjusting for divested businesses, capitation, provider and other claim settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (adjusting for divested businesses, capitation, provider and other claim settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

		Q3 2009	Q4 2009	FY 2009
		(Dollars in millions)
	Reserve for Claims and Other Settlements	$1,195.0	$951.7	$951.7
	Less: Reserve for Claims and Other Settlements for Divested Businesses	(243.2)	—	—
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(159.2)	(198.0)	(198.0)

	Reserve for Claims and Other Settlements - Adjusted	792.6	753.7	753.7

(1)	Average Reserve for Claims and Other Settlements	1,219.3	1,073.4	1,144.9

(2)	Average Reserve for Claims and Other Settlements - Adjusted	788.1	773.2	808.9

(3)	Health Plan Services Cost	2,735.0	2,557.1	10,732.0
	Less: Health Plan Services Cost for Divested Businesses	(589.9)	(460.7)	(2,176.6)
	Less: Capitation Payable, Provider and Other Claim Settlements and Medicare Part D	(837.3)	(818.4)	(3,438.9)

(4)	Health Plan Services Cost - Adjusted	1,307.8	1,278.0	5,116.5

(5)	Number of Days in Period	92	92	365
= (1) / (3) * (5) Days Claims Payable		41.0	38.6	38.9
= (2) / (4) * (5) Days Claims Payable - Adjusted		55.4	55.7	57.7

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Year 2009	Year 2008	Year 2007
Reserve for claims (a), beginning of period	$957.1	$838.7	$754.2

Incurred claims related to:
Current Year	6,422.8	6,372.2	5,790.7
Prior Years (c)	(80.0)	(8.3)	0.6

Total Incurred (b)	6,342.8	6,363.9	5,791.3

Paid claims related to:
Current Year	5,572.2	5,443.2	4,972.3
Prior Years	857.8	802.3	734.5

Total Paid (b)	6,430.0	6,245.5	5,706.8

Less: Divested businesses	(177.7)	—	—

Reserve for claims (a), end of period	692.2	957.1	838.7
Add:
Claims Payable (d)	165.6	284.8	365.6
Other (e)	93.9	96.2	96.1

Reserves for claims and other settlements, end of period	$951.7	$1,338.1	$1,300.4

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.
(d)	Includes amount accrued for litigation and regulatory-related expenses.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.